Exhibit 99.1

September 22, 2006

Dr. Ming H. Wu

4 Empire Lane

Bethel, CT 06801

Re:	Option Agreements

Dear Ming:

This letter represents our agreement to extend the term of your options. As discussed, you have resigned and, under the terms of your option agreements, your options are scheduled to expire on your last day of employment with Memry Corporation (“Memry”). As a result of Memry’s blackout policy, it is unlikely that you will be able to exercise your options before this date.

We have agreed to amend your option agreements so that your options will not terminate immediately on your resignation date. Based on your resignation notice, your last day of employment with Memry will be September 22, 2006. Therefore, the option granted to you on December 5, 1996 will terminate on December 5, 2006, and your remaining vested and outstanding options will terminate on December 22, 2006.

For purposes of amending your outstanding options, reference is hereby made to the following agreements (collectively, the “Option Agreements”):

A.	Nontransferable Incentive Stock Option Agreement, dated as of December 5, 1996 (with respect to an option to acquire 22,000 shares of common stock at an exercise price of $1.78 per share), by and between Memry and you (the “December 1996 Option”);

B.	Nontransferable Incentive Stock Option Agreement, dated as of June 1, 1998 (with respect to an option to acquire 10,000 shares of common stock at an exercise price of $4.00 per share), by and between Memry and you (the “June 1998 Option”);

C.	Nontransferable Incentive Stock Option Agreement, dated as of October 1, 1999 (with respect to an option to acquire 19,900 shares of common stock at an exercise price of $2.00 per share), by and between Memry and you (the “October 1999 Option”);

D.	Nontransferable Incentive Stock Option Agreement, dated as of May 11, 2000 (with respect to an option to acquire 9,800 shares of common stock at an exercise price of $2.81 per share), by and between Memry and you (the “May 2000 Option”);

E.	Nontransferable Incentive Stock Option Agreement, dated as of May 28, 2002 (with respect to an option to acquire 25,000 shares of common stock at an exercise price of $2.20 per share), by and between Memry and you (the “May 2002 Option”); and

F.	Nontransferable Incentive Stock Option Agreement, dated as of May 18, 2004 (with respect to an option to acquire 25,000 shares of common stock at an exercise price of $1.74 per share), by and between Memry and you (the “May 2004 Option”);

In consideration of the mutual covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Optionee hereby agree as follows:

1. Sections 4(a)(ii) and (iv) of each of the December 1996 Option, June 1998 Option, October 1999 Option, May 2000 Option, May 2002 Option and May 2004 Option (collectively, the “Options”) are hereby amended and restated to read in their entirety as follows:

“(ii) the expiration of three months from the date that the Optionee ceases to be an employee of a Participating Company for any reason (including death), other than as a result of a Total Disability (as defined in subparagraph (iii) below) or a Termination For Cause (as defined in subparagraph (iv) below); provided, however, that if the Optionee ceases to be an employee other than due to death but subsequently dies during such three-month period, the Unexercised Portion shall be exercisable by the Optionee’s executors or administrators during such period in accordance with Section 10 hereof;”

“(iv) immediately if the Optionee ceases to be employed by any Participating Company if such termination is a termination for cause or is otherwise attributable to a breach by the Optionee of an employment, noncompetition or other similar agreement with a Participating Company (any such termination, determined in accordance with paragraph (c) below, a “Termination For Cause”);”

2. You acknowledge and agree that, as a result of the extension of the term of the Options, the Options will no longer qualify as “incentive stock options” pursuant to Section 422 of the Internal Revenue Code. As a result, you will be required to remit (directly or through your broker) an amount sufficient to satisfy applicable withholding taxes as a condition to exercising any of the Options.

3. You also acknowledge and agree you have no other stock options under any of Memry’s stock option plans, other than (1) the option granted to you on April 30, 1996 to acquire 14,500 shares of common stock at an exercise price of $1.50 per share, which you previously exercised, (2) the two options granted to you on May 14, 2001 to acquire an aggregate of 20,000 shares at an exercise price of $1.10 per share and the option granted to you on May 21, 2003 to acquire 16,667 shares at an exercise price of $1.03 per share (the “May 2003 Option”), each of which are in the process of being exercised based on your previous exercise notice, and (3) the option granted to you on July 28, 2005 (with respect to an option to acquire 25,000 shares of common stock at an exercise price of $2.38 per share) which is unvested and will expire on your resignation date. In addition, you acknowledge and agree that the May 2003 Option is currently vested with respect to 18,750 shares, that the May 2004 Option is currently vested with respect to 12,500 shares and that, pursuant to Section 4(d) of each of the Options, all vesting will cease as of midnight on your resignation date.

4. Except as amended hereby, the Option Agreements shall remain in full force and effect.

5. This letter agreement shall be governed by the laws of the State of Delaware, without regard for conflict of law principles. This letter agreement may be executed in any number of counterparts, all of which together shall constitute one instrument.

BY:	AGREED TO AND ACCEPTED BY:

/s/ Richard Sowerby	/s/ Ming H. Wu
Richard Sowerby	Ming H. Wu

Chief Financial Officer/Treasurer